UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant  ☐
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☒	Definitive Proxy Statement
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BRT APARTMENTS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
(516) 466-3100
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 4, 2025
The annual meeting of stockholders of BRT Apartments Corp., a Maryland corporation (“we”, “us”, “our”, or the “Company”) will be held at our offices, located at 60 Cutter Mill Road, Great Neck, NY on Wednesday, June 4, 2025, at 9:00 a.m., local time, to consider and vote on the following matters:
1.	The election of four Class II Directors, each to serve until the 2028 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies;
2.	A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025; and
3.	Any other business properly brought before the meeting.
The Board of Directors recommends that you vote “FOR” the election of each of the nominees listed in the accompanying proxy statement and “FOR” proposal 2 to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025.
Holders of record of our common stock at the close of business on March 18, 2025 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.
It is important that your shares be represented and voted at the meeting. To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope, whether or not you plan to attend the meeting. Most stockholders can also vote by telephone or via the internet. Telephone and internet voting information is provided on the accompanying proxy card. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.

By order of the Board of Directors

S. Asher Gaffney

Vice President and Corporate Secretary

Great Neck, New York
April 16, 2025

BRT APARTMENTS CORP.
PROXY STATEMENT
GENERAL
Our Board of Directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2025 annual meeting of stockholders of BRT Apartments Corp. The meeting will be at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, New York, at 9:00 a.m., local time, on Wednesday, June 4, 2025. Our telephone number is (516) 466-3100.The proxies will be voted at the meeting and at any adjournments or postponements of the meeting. All properly executed proxy cards, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with your directions, unless the proxy is properly revoked before the meeting.
In this proxy statement, we refer to BRT Apartments Corp. as “BRT,” “we,” “our,” “us,” “our company,” to our Board of Directors as the “board of directors”, “Board”, or “board”, and to our shares of common stock as “common stock” or “shares.”
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
What is the purpose of the annual meeting?
At our annual meeting, stockholders will consider and vote on the following matters:
•	the election of four Class II directors, each to hold office until the 2028 annual meeting and until their respective successors are duly elected and qualify;
•	the ratification of the appointment of Ernst &Young LLP, which we refer to as “E&Y”, as our independent registered public accounting firm for the year ending December 31, 2025; and
•	such other matters as may properly come before the meeting.
How does the Board recommend I vote at the Annual Meeting?
Our Board recommends that you vote:
•	“FOR” the election of each of the nominees listed in this proxy statement as a director (each, a “nominee” and collectively, the “nominees”); and
•	“FOR” the proposal to ratify the appointment of E&Y as our independent registered public accounting firm for the year ending December 31, 2025.
The persons named as proxies will vote in their discretion or any other matter properly brought before the annual meeting.
Who is entitled to vote?
We are mailing this proxy statement on or about April 18, 2025 to holders of record of our common stock as of the close of business on March 18, 2025, which we refer to as the “record date”. The record date was established by our board. Stockholders of record as of the close of business on the record date are entitled to notice of and to vote their shares at the meeting. At the close of business on the record date, there were 18,929,682 shares of common stock outstanding and entitled to vote. Each outstanding share of common stock entitles the holder to cast one vote on each director to be elected and each other matter to be considered at the meeting. Shares of our common stock constitute our only outstanding class of voting securities and will vote as a single class on all matters to be considered at the annual meeting.
What constitutes a quorum?
A quorum is the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting on any matter. In order to carry on the business at the meeting, holders of a majority of our outstanding shares must be present in person or by proxy. This means that at least 9,464,842 shares of common stock must be present at the meeting, either in person or by proxy, to constitute a quorum. Generally, action cannot be taken at the meeting unless a quorum is present.

Abstentions and brokers non-votes, as described herein, will be considered present for the purpose of determining the presence of a quorum.
How do I vote?
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, which we refer to as “Equiniti”, you are considered the stockholder of record with respect to those shares and the proxy card was sent directly to you by the transfer agent. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:
•	Vote online. You may vote www.voteproxy.com online at vote online, you must have your control number provided in the proxy card.
•	Vote by telephone. You may vote by telephone by calling 1-800-PROXIES (1-800-776-9437). To vote by telephone, you must have the control number provided in your proxy card.
•	Vote by regular mail. If you would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
•	Vote by attending the meeting in person.
Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m. New York City time, on June 3, 2025. If you vote by telephone or via the internet, it is not necessary to return your proxy card.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization (collectively, an “Agent”), then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by your Agent. As a beneficial owner, you have the right to instruct your Agent on how to vote the shares held in your account. You should instruct your Agent how to vote your shares by following the voting instructions provided by the Agent. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from your Agent.
How will my shares be voted?
If you are a stockholder of record as of the close of business on the record date and you do not mark any selections but return the signed and dated proxy card, your shares will be voted by the proxies named on the proxy card “FOR” each of the nominees listed in this proxy statement, and “FOR” the proposal to ratify the appointment of E&Y as our independent registered public accounting firm for the year ending December 31, 2025. If you are a stockholder of record as of the close of business on the record date and you return the signed and dated proxy card, the proxy holders may vote in their discretion with respect to any other matters that properly come before the meeting. If any nominee named in this proxy statement is unwilling or unable to serve as a director, our board may nominate another individual for election as a director at the annual meeting, and the persons named as proxy holders will vote “FOR” the election of any substitute nominee.
If you are a stockholder of record as of the close of business on the record date and you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, it will be necessary to sign the proxy card and deliver it to the person so named and for the person so named to be present at and vote at the meeting with the properly executed and marked proxy card. Proxy cards so marked should not be mailed to us or to Equiniti.
If my shares are held in “street name” by my Agent, will the Agent vote my shares without specific instructions from me?
Not in most circumstances. In the absence of your voting instructions, your Agent may only vote your shares in its discretion on “routine matters” — your Agent may not vote your shares on proposals that are not “routine.” We believe that the proposal to ratify the selection of E&Y is a routine matter on which your Agent can vote on your behalf if you do not furnish voting instructions. All of the other proposals may be considered non-routine matters so your Agent may not be entitled to vote your shares on these proposals without your instructions. A broker non-vote occurs when an Agent does not vote on a particular proposal because the Agent does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. If you hold your shares in street name and do not give your Agent specific voting instructions on the proposals to be submitted to stockholders for their approval (other than the proposal with respect to E&Y), your shares will not be voted on such proposals, and a broker non-vote will occur. If your shares are held in “street name” by your Agent, you should follow the directions provided by your Agent in order to instruct them to how to vote your shares.
Is my vote important?
If you do not submit a proxy or vote in person at the annual meeting, it may be more difficult for us to obtain the necessary quorum to hold the annual meeting.
How many votes are needed to approve each of the proposals assuming that a quorum is present at the annual meeting?
The affirmative vote of a majority of the total votes cast “for” and “against” as to a nominee is required for the election of such nominee as director. Abstentions, if any, and broker non-votes, will not be counted as votes cast and will have no effect on the results of the election of any director.
The affirmative vote of a majority of all of the votes cast on the proposal is required to ratify the selection of E&Y. For purpose of such vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote on such proposal. Agents are not prohibited from voting shares held in street name in their discretion on the proposal relating to the selection of E&Y, and we do not expect to receive any broker non-votes on this proposal.
Who will count the vote?
A representative of our transfer agent, Equiniti, or another person designated by or at the direction of our board, will tabulate the votes and act as inspector of elections.
Can I revoke my proxy before it is exercised?
If you hold stock directly in your name, you can revoke your proxy at any time before it is voted at the annual meeting by filing a written revocation with our Office of the Corporate Secretary, or delivering to Equiniti a properly executed proxy bearing a later date. You may also revoke your proxy with a timely and valid later telephone or Internet vote or by attending the meeting and voting in person. If not so revoked, the shares represented by such proxy will be voted.
If your shares are held in the name of an Agent, you must contact the Agent and comply with its procedures if you want to revoke or change the instructions that you previously provided to the Agent. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.
Who is soliciting my vote and who pays the cost?
We are soliciting proxies and will pay the entire cost of soliciting proxies, including preparing and mailing this proxy statement and related soliciting materials. In addition to the solicitation of proxies by mail and through our and our affiliates full-time and part-time employees, we will request Agents and other stockholders of record to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares and to request instruction on how to vote the shares. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained DF King for a fee of $8,000 and the reimbursement of certain expenses, to aid in the solicitation of proxies from our stockholders. To the extent necessary in order to ensure sufficient representation at the meeting, and the approval of the proposals to be submitted to stockholders for their approval at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, Internet or other means of communication or electronic transmission. We urge you to send in your proxy without delay.
What is householding?
Stockholders who share the same address and last name may receive only one copy of the proxy materials unless we, in the case of stockholders of record, or such stockholder’s broker, bank or nominee, in the case of stockholders whose shares are held in street name, receive contrary instructions. This practice, known as “householding,” is designed to reduce printing and mailing costs. Stockholders desiring to discontinue householding and receive a separate copy of the proxy materials, may (1) if their shares are held in street name, notify their broker, bank or nominee or (2) if they are stockholders of record, direct a written request to: BRT Apartments Corp., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Office of the Corporate Secretary.
When are stockholder proposals due for the 2026 annual meeting?
We expect that our 2026 annual meeting of stockholders will be held in June 2026.
Our bylaws require that we be given advance written notice of nominations for election to our board and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Office of the Corporate Secretary must receive such notice, as well as the information and other materials required by our bylaws, at our principal executive office not later than 5:00 PM, Eastern Time, on December 17, 2025 and no earlier than November 17, 2025 for matters or nominations to be properly presented at the 2026 annual meeting of our stockholders.
Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2026 annual meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by the Office of the Corporate Secretary at the address set forth on the cover page of this proxy statement no later than December 17, 2025. Any proposal should be addressed to the Office of the Corporate Secretary and may be included in next year’s proxy materials for our 2026 annual meeting of stockholders only if such proposal complies with the rules and regulations promulgated by the Securities and Exchange Commission, which we refer to as the “SEC.” We are not required to include in our proxy statement or our proxy card relating to any annual meeting any nominee for director or stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
What other information about us is available?
Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Office of the Corporate Secretary, to request a copy of our Annual Report on Form 10-K for the year ended December 31, 2024. This and other important information about us is also available on our web site which is located at www.brtapartments.com. Our 2024 Annual Report to Stockholders (the “Annual Report”) accompanies this proxy statement.

GOVERNANCE OF OUR COMPANY
General
Our business, property and affairs are managed by or under the direction of our board and its committees. Directors are kept informed about our business through discussions with our chairman, our chief executive officer and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. During 2024, the board held four meetings, and each director attended at least 75% of the aggregate number of meetings of the board and all committees on which such director served during such year. We typically schedule a board meeting in conjunction with our annual meeting of stockholders and encourage our directors to attend such meeting — 73% of our directors attended our 2024 annual meeting of stockholders.
Leadership Structure
Our company is led by Israel Rosenzweig, Chairman of our Board, whom we refer to as our Chairman, and Jeffery A. Gould, President and Chief Executive Officer, whom we refer to as our Chief Executive Officer. Jeffrey Rubin has been designated by the board of directors as its “Independent Lead Director.” Among other things, the Independent Lead Director presides over, and proposes the topics to be discussed at, executive sessions of the independent directors, recommends to the chairman of the board matters to be considered and materials to be reviewed by the board, participates in meetings of the committees of the board, serves as an independent point of contact for stockholders desiring to communicate with the board and performs such other duties and responsibilities as are assigned to him by a majority of the non-management directors.
Risk Oversight
Management is responsible for the day-to-day management of risks we face. Our board has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risk, and other risks presented to it from time-to-time by management; our nominating and corporate governance committee, which we refer to as the “nominating committee,” oversees corporate governance risks; and our compensation committee oversees risks relating to the compensation of our full-time executive officers. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.
A portion of each quarterly meeting of the audit committee is devoted to reviewing the status of our properties and other matters (including related party transactions) which might have a material adverse impact on current or future operations. An executive officer reports to the committee regarding the activities of our disclosure controls and procedures committee – this committee is comprised primarily of the individuals responsible for our financial and regulatory reporting, meets approximately four times a year and is responsible for identifying areas of risk and in particular, risks with respect to disclosure controls and internal controls over financial reporting. In addition, an executive officer, our internal auditor and the independent registered public accounting firm reviewing or auditing, as the case may be, our financial statements, reports or is available to report, to the committee with respect to our compliance with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.
At board meetings, the directors review significant risk issues brought to their attention by management and committees of the board.
Our compensation committee, among other things, reviews our incentive compensation arrangements to ensure that such arrangements do not encourage unnecessary risk taking. The compensation committee believes that the compensation programs which are in place do not give rise to any risk that is reasonably likely to have a material adverse effect on us.
Code of Business Conduct and Ethics
We have adopted an amended and restated code of business conduct and ethics, which we refer to as the “Conduct Code”, that applies to all of our directors, officers and employees. The Conduct Code covers a variety of topics, including conflicts of interest, confidentiality of information, and compliance with laws and regulations. See “Additional Information and Notice of Internet Availability of Proxy Materials” to obtain access to, or copies of, our Conduct Code. During 2024, there were no waivers of the provisions of the Conduct Code with respect to any of the persons subject thereto. We will post any amendments to, or waivers of, the Conduct Code on our website.
Insider Trading Policies and Procedures
We have adopted insider trading policies and procedures governing the purchase, sale and other transactions in our securities by us and our directors, officers, employees, and certain other persons, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable requirements of the NYSE.
Clawbacks
We maintain a policy required by the rules of NYSE providing that, subject to certain exemptions provided by the NYSE rules, if we are required to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws, the compensation committee will seek recovery of any cash or equity-based incentive compensation (including vested and unvested equity) paid or awarded to the executive officer, to the extent the compensation was based on erroneous financial data and exceeded what would have been paid under the restatement.
In addition, we are entitled to clawback or obtain reimbursement of an executive’s compensation under the following circumstances:
•
in the event we are required to restate our financial statements due to our material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer are required to reimburse us for (i) any bonus or other incentive based compensation or equity based compensation they receive from us during the 12 months following the initial public issuance of the financial document embodying such financial reporting requirement and (ii) profits from the sale of our common stock during such 12 months;

•
if an executive officer’s relationship with us is terminated for cause (e.g., insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform such person’s duties and responsibilities and other misconduct of any kind, as determined by the compensation committee) then (i) all options (except to the extent exercised) immediately terminate and (ii) the officer’s rights to all restricted stock, restricted stock units (“RSUs”) and performance share awards (except to the extent such awards have vested) are forfeited immediately; and

•	in accordance with any additional claw-back policy implemented by us, whether implemented prior to or after the grant of an award pursuant to our equity incentive plans.
Policy Prohibiting Hedging of Our Securities
The board believes that transactions in our securities engaged in by Covered Persons (as defined below) (i) that are designed to hedge (i.e., eliminate or reduce), the risks of ownership of our securities, or (ii) allow for the profit from any decrease in the value of our securities, are inappropriate.
Accordingly, the board has adopted an anti-hedging policy that applies to transactions in securities by directors, officers, employees, persons performing services pursuant to our shared services agreement and certain relatives of the foregoing (collectively, the “Covered Persons”). (See “Executive Compensation – General – Background” and “Certain Relationships and Related Transactions – Related Party Transactions – Shared Services Agreement” for information regarding the shared services agreement). Under the policy, Covered Persons are prohibited from:
•	engaging in short sale transactions in our securities,
•	engaging in hedging or monetizing transactions through transactions in our securities or through the use of financial instruments designed for such purposes,
•	engaging in any transaction in securities where a reasonable investor would conclude that such transaction is for short-term gain or is speculative, and
•
owning financial instruments (other than those issued by us) or participating in investment strategies that represent a direct or indirect hedge of the economic risk of owning our securities or any other that give the holder any rights to acquire any such securities.

Stock Ownership Guidelines
Because we believe that the ownership by our named executive officers and non-employee directors of a meaningful financial stake in us serves to align their interests with those of our stockholders, we adopted stock ownership guidelines. Our guidelines reflect that the individuals identified below should own shares of common stock with a value not less than:

Title	Minimum Ownership Requirement
Chief Executive Officer	4 times current base salary
Full-Time NEO	2 times current base salary
Part-Time NEO	2 times allocated base salary
Non-Management Directors	3 times annual base retainer

All shares deemed to be beneficially owned as determined under Rule 13d-3 promulgated pursuant to the Exchange Act (including shares as to which beneficial ownership is disclaimed), are counted towards meeting the guidelines. The individuals subject to these guidelines generally have five years from the date they assume such title to achieve the requisite ownership, which will be measured as of December 31 of each year. The stock price used in determining satisfaction of the guidelines is the most favorable price during the two years ending on the December 31 measurement date. “Allocated base salary” refers to the amount reflected in the salary column of the summary compensation table of our proxy statement for the preceding year. See “Executive Compensation – General – Background.”
Committees of the Board
Our board has three standing committees: audit, compensation and nominating. The board has adopted charters for these committees which require that they be comprised of at least three independent directors and, in the case of the audit committee, also requires that at least one member of such committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate. The board has also adopted corporate governance guidelines that address the make-up and functioning of the board and its committees. See “Additional Information and Notice of Internet Availability” to obtain access for or copies of our corporate governance guidelines and committee charters.
The table below provides membership and meeting information for each of our committees for 2024:

Name	Audit	Compensation	Nominating
Carol Cicero			✔(1)
Alan H. Ginsburg		✔
Louis C. Grassi	Chair(2)		✔
Gary Hurand	✔		Chair
Jeffrey Rubin		Chair
Jonathan H. Simon		✔
Elie Y. Weiss	✔		✔(3)
Number of Meetings	4	5	3

(1)	Served on the committee beginning June 2024.
(2)	Audit committee financial expert.
(3)	Served on the committee until June 2024.
Audit Committee
This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualification and independence, (iv) the performance of our independent registered public accounting firm, (v) the performance of the accounting firm performing our internal control audit function, (vi) its responsibilities described under “— Risk Oversight”, and (vii) the preparation of the audit committee report required by the SEC for inclusion in this proxy statement. This committee is also responsible for the selection and engagement of our independent registered public accounting firm, for approving the fees payable to such firm, and for approving related party transactions (including the amounts allowed pursuant to the shared services agreement).
Compensation Committee
This committee (i) determines the base salary, annual bonus and perquisites paid to our full-time executive officers, the fees paid to our directors, the fees for the Services (as described in “Executive Compensation – Compensation Setting Process – Part Time Executive Officers – Services), the grant of awards pursuant to our equity based plans and (ii) performs the risk oversight function described in “ — Risk Oversight”.
Nominating Committee
This committee’s principal responsibilities include proposing a slate of nominees for election to the board at the annual meeting of stockholders, recommending committee assignments to the board of directors, making recommendations with respect to the independence of each director and nominee for directors, identifying and recommending candidates to fill vacancies on the board or committees thereof, overseeing board performance evaluations, proposing a slate of officers for election at the annual meeting of the board, overseeing compliance with our stock ownership guidelines, monitoring and recommending changes to our corporate governance guidelines, and its risk oversight responsibilities described in “ — Risk Oversight”.
Director Qualifications
The board believes that it should be comprised of directors with complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to us. Our nominating committee considers the personal and professional attributes and the business experience of each candidate for director to promote diversity of expertise and experience among our directors. Additionally, directors should possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business.
When considering candidates for director, the nominating committee will take into account various factors, including the following:
•	the candidate’s ability to qualify as an independent director;
•	whether the candidate has relevant business experience;
•	the candidate’s judgment, skill, integrity and reputation;
•	whether the candidate has a background in accounting or finance or other skills deemed relevant by the board; and
•	the size and composition of the existing board.
The nominating committee will consider candidates for director suggested by stockholders, applying the criteria for candidates described above, and considering the additional information referred to below. Stockholders wishing to suggest a candidate for nomination for election as a director should write to the Office of the Corporate Secretary and include:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;
•	the name of and contact information for the candidate;
•	a statement of the candidate’s business and educational experience;
•	information regarding each of the factors listed above sufficient to enable the committee to evaluate the candidate;
•	a statement detailing any relationship between the candidate and any of our competitors;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

When seeking candidates for director, the nominating committee may solicit suggestions from management, incumbent directors or others. The committee or its chairperson will interview a candidate if it is believed the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management.
The nominating committee generally intends to recommend that the Board nominate incumbent directors who the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that such directors have accumulated during their tenure, while contributing to the board’s ability to work as a collective body.
Independence of Directors
Our Board affirmatively determined that for the purposes of the corporate governance requirements of the New York Stock Exchange and applicable SEC requirements, each of (i) Carol Cicero, Alan H. Ginsburg, Louis C. Grassi, Gary Hurand, Jeffrey Rubin, Jonathan H. Simon and Elie Y. Weiss, constituting approximately 64% of our directors, and (ii) the members of our audit, compensation and nominating committees, are independent. The Board based these determinations primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships, discussions with directors and relevant facts and circumstances provided to management of any relationships bearing on the independence of a director.
In evaluating independence, the board applied the independence standards of Sections 303A.01 and 303A.02 of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”), as well as our categorical independence standard included in our corporate governance guidelines. The board also applied, with respect to the: (i) audit committee, the independence standards imposed by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.07(a) of the NYSE Manual, and (ii) compensation committee, the independence standards imposed by Rule 10C-1 promulgated under the Exchange Act and Section 303A.02(a)(ii) of the NYSE Manual. See “Additional Information and Notice of Internet Availability of Proxy Materials” for information about accessing our corporate governance guidelines.
In evaluating Gary Hurand’s independence, the Board was aware that a family entity in which his wife has a significant interest owns a preferred limited partnership interest in Gould Investors L.P. with a stated redemption value of approximately $2.9 million and that several of Mr. Hurand’s family members and their affiliates have invested and/or committed to invest an aggregate of approximately $2.0 million in investment funds managed by affiliates of Gould Investors. In concluding that Mr. Hurand is independent, the Board took into account, among other things, the limited voting rights associated with these interests and that no member of the Hurand family, including Mr. Hurand, has any management involvement in Gould Investors. See “Certain Relationships and Related Transactions” for more information about Gould Investors.
Compensation of Directors
The following table sets forth the cash compensation paid in 2024 to the directors for service on the board and its committees, all of whom, except as indicated in footnote 1 below, are non-management directors (i.e., directors who are not employees or officers of ours or our affiliates):

		Committee
	Board	Audit	Compensation	Nominating
Annual retainer	$23,000	$5,750	$4,600	$3,450
Presence in-person at meeting	1,450	1,150	1,150	1,150
Presence by telephone at meeting	875	875	875	875
Chairman’s annual retainer	282,225(1)	14,500(2)	14,500(2)	4,600(2)
Independent lead director’s annual retainer	10,000	—	—	—

(1)
Reflects the compensation paid to Israel Rosenzweig, a management director, for his service as chairman of our board. See “Executive Compensation—Chairman of the Board’s Compensation” and “Certain Relationships and Related Transactions.”

(2)	The committee chairman receives the annual retainer and the annual retainer for serving as chairman of such committee.
In addition, on an annual basis, non-management directors are awarded shares of restricted stock. The restricted stock has a five-year vesting period, subject to acceleration upon the occurrence of specified events, during which the holder is entitled to vote and receive distributions, if any, on such shares. In 2024 and 2025, each non-management director was issued 4,100 and 4,250 shares of restricted stock, respectively. Non-management directors who reside outside of the local area in which our executive office is located are reimbursed for travel expenses incurred in attending Board and committee meetings.
The following table sets forth the cash and non-cash compensation paid to our directors for their service in such capacity in 2024, all of whom, except for Israel Rosenzweig, are non-management directors:

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Carol Cicero	29,375	76,055	105,430
Alan Ginsburg	35,475	76,055	111,530
Louis C. Grassi	54,100	76,055	130,155
Gary Hurand	43,800	76,055	119,855
Israel Rosenzweig	282,225(3)	186,366(4)	468,591
Jeffrey Rubin	56,400	76,055	132,455
Jonathan H. Simon	37,775	76,055	113,830
Elie Y. Weiss	39,475	76,055	115,530

(1)
This table does not reflect: the compensation we paid Jeffrey A. Gould, our President, Chief Executive Officer and a director; Fredric H. Gould, a director; and Matthew J. Gould, an executive officer and director. See “Executive Compensation—Summary Compensation Table” and “Certain Relationships and Related Transactions” for information regarding the compensation paid these individuals.

(2)
Represents the aggregate grant date fair value of the awards granted in 2024 computed in accordance with Accounting Standards Codification Topic 718 – Stock Compensation, which we refer to as “ASC Topic 718”. These amounts reflect our accounting expense and do not correspond to the actual value that will be realized by these directors.

(3)
Reflects the retainer paid for serving as Chairman of the Board. Excludes fees for Services of $43,840 for 2024. See “Executive Compensation—General” and “Certain Relationships and Related Transactions.”

(4)
Reflects the grant date fair value of 2,108 shares of restricted stock and 10,500 shares subject to restricted stock units, which we refer to as RSUs (excluding the peer group adjustment as described in “Executive Compensation – Grant of Plan Based Awards”) that vest in three-years subject to the satisfaction of performance and/or market conditions.

The table below shows the aggregate number of unvested stock awards held by the named directors and the value thereof as of December 31, 2024:

Name	Unvested Stock Awards (#)	Market Value of Unvested Stock Awards ($)(1)
Carol Cicero	8,200	147,846
Alan H. Ginsburg(2)	20,500	369,615
Louis C. Grassi(2)	20,500	369,615
Gary Hurand(2)	20,500	369,615
Israel Rosenzweig(3)	56,693	832,860
Jeffrey Rubin(2)	20,500	369,615
Jonathan H. Simon(2)	20,500	369,615
Elie Y. Weiss(2)	20,500	369,615

(1)	The closing price on the NYSE on December 31, 2024 for a share of our common stock was $18.03.
(2)	In January 2025, 2026, 2027, 2028 and 2029, 4,200 shares, 4,000 shares, 4,100 shares, 4,100 shares and 4,100 shares are scheduled to vest, respectively.
(3)
Mr. Rosenzweig is the Chairman of our Board. In January 2025 and 2026, June 2026, and January 2027, 2028 and 2029, the following shares of restricted stock are scheduled to vest: 3,055 shares, 2,803 shares, 12,000 shares, 2,734 shares, 2,581 shares and 2,108 shares, respectively. In June 2025, 2026 and 2027, 10,412 shares, 10,500 shares and 10,500 (excluding the peer group adjustment), respectively, underlying RSUs are scheduled to vest, subject to the satisfaction of market and/or performance conditions. RSUs include dividend equivalents rights. See “Executive Compensation – Components of Executive Compensation—Long-Term Equity and Long-Term Equity Incentive Awards”, “Executive Compensation–Outstanding Equity Awards at Fiscal Year-End” and note 11 of our consolidated financial statements included in our Annual Report.
Non-Management Director Executive Sessions
In accordance with New York Stock Exchange listing standards, our non-management directors meet regularly in executive sessions without management and our independent lead director presides over such sessions.
Communications with Directors
Stockholders and interested persons who want to communicate with our board or any individual director can write to:
BRT Apartments Corp.
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
Attention: Office of the Corporate Secretary
Your letter should indicate that you are a stockholder of BRT Apartments Corp. Depending on the subject matter, the Office of the Corporate Secretary will:
•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly — for example where it is a request for information about our company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
At each Board meeting, the Secretary will present a summary of communications received, if any, since the last meeting and make those communications available to the directors on request.
In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to “Non-Management Directors” at the address set forth above. Please note that the envelope should contain a clear notation that it is confidential.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
STOCKHOLDERS, DIRECTORS AND MANAGEMENT
The following table sets forth information, except as otherwise indicated, concerning our shares owned as of the close of business on March 18, 2025 by (i) each person beneficially owning five percent or more of our outstanding shares, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Carol Cicero	12,450	*
Alan H. Ginsburg	66,679	*
Fredric H. Gould(2)	460,934	2.5
Jeffrey A. Gould(3)	4,472,017	23.6
Matthew J. Gould(4)	4,463,912	22.6
Mitchell Gould	120,543	*
Louis C. Grassi	78,342	*
Gary Hurand(5)	172,254	*
David W. Kalish(6)	596,977	3.2
Israel Rosenzweig(7)	777,654	4.1
Jeffrey Rubin(8)	73,410	*
Jonathan H. Simon(9)	66,679	*
Elie Y. Weiss(10)	95,493	*
George Zweier	122,940	*
Ryan Baltimore(11)	71,096	*
Isaac Kalish(12)	454,572	2.4
Gould Investors L.P.(13)	3,857,159	20.4
All directors and executive officers as a group (17 persons)(14)	7,868,115	42.0
BlackRock, Inc.(15)	1,021,715	5.4
The Vanguard Group(16)	1,113,057	5.9

*	Less than 1%
(1)
Shares are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the shares. A person is deemed a beneficial owner if he or she has the right to acquire beneficial ownership of shares within 60 days of March 18, 2025. The percentage of beneficial ownership is based on 18,929,682 shares outstanding as the close of business on March 18, 2025.

(2)
Includes 11,500 shares in a trust of which he is the trustee and the beneficiary is his spouse. Excludes (i) 10,012 shares owned by his spouse and (ii) 2,468 shares held by him as custodian for a grandson, as to each of which he disclaims beneficial ownership.

(3)
Includes 24,508 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 37,558 shares owned by a trust for the benefit of his children and other relatives of which he is a trustee, 9,347 shares owned by a limited liability company of which he is a manager, and 3,857,159 shares owned by Gould Investors. He shares control of the managing general partner of Gould Investors.

(4)
Includes 114,832 shares owned directly, 20,874 shares owned by a pension trust over which he has shared voting and investment power, 24,508 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 37,558 shares owned by a trust for the benefit of his children and other relatives, of which he is a trustee, 29,347 shares owned by a limited liability company of which he is a manager, and 3,857,159 shares owned by Gould Investors. He shares control of the managing general partner of Gould Investors.

(5)
Includes 5,453 shares owned by a limited liability company in which Mr. Hurand is a member, and 5,453 shares in a trust of which Mr. Hurand is a trustee. Mr. Hurand shares voting and investment power with respect to the shares owned by these entities. Excludes 268,041 shares owned by a trust, of which his spouse is both trustee and beneficiary and as to which he disclaims beneficial ownership.

(6)
Includes 312,634 shares owned by the pension and profit sharing trusts of BRT Apartments Corp., REIT Management Corp. and Gould Investors as to which he, as trustee, has shared voting and investment power. Excludes up to 5,495 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.

(7)
Includes 41,194 shares owned by the pension trust of Gould Investors, and 250,566 shares owned by REIT Management Corp. pension and profit sharing trusts, as to which he, as trustee, has shared voting and investment power.

(8)	Includes 34,410 shares pledged as collateral for a line of credit. No amounts are outstanding on such credit line.
(9)	Excludes 425 shares held by his spouse in trust for a minor.

(10)	Excludes 271 shares owned by his spouse, as to which shares he disclaims beneficial ownership.
(11)	He resigned as Chief Operating Officer in December 2024 and the table reflects the number of shares he owned immediately prior to his resignation.
(12)
Includes 41,194 shares owned by the pension trust of Gould Investors, 250,566 shares owned by REIT Management Corp. pension and profit sharing trusts, and 20,874 shares owned by a pension trust over which he has shared voting and investment power, as to which he, as trustee, has shared voting and investment power. Excludes 147 shares held by him as custodian for his daughter and 293 shares owned by another daughter, as to each of which he disclaims beneficial ownership.

(13)	Such person’s address is: 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021.
(14)	Excludes shares owned by Ryan Baltimore.
(15)
As of December 31, 2023, based (other than with respect to percentage ownership) on information set forth in Schedule 13G filed with the SEC on January 31, 2024 by this reporting person whose business address is 50 Hudson Yards, New York, NY 10001. This reporting person reported that it has sole voting power with respect to 1,008,225 shares and sole dispositive power with respect to 1,021,715 shares and that it does not share voting or dispositive power with respect to the shares it beneficially owns.

(16)
As of December 31, 2024, based (other than with respect to percentage ownership) on information set forth in Schedule 13G filed with the SEC on January 30, 2025 by this reporting person whose business address is 100 Vanguard Blvd., Malvern, PA 19355. This reporting person reported that it has shared voting power with respect to 4,963 shares, sole dispositive power with respect to 1,103,254 shares, shared dispositive power with respect to 9,803 shares and that it does not have sole voting power with respect to the shares it beneficially owns.

PROPOSAL 1
ELECTION OF DIRECTORS
The board is divided into three classes, each of which is elected for a staggered term of three years. Our Articles of Incorporation provide for ten directors, subject to increase or decrease as determined by the board. The board may, following the annual meeting, increase the size of the board and fill any resulting newly created directorships.
At the annual meeting of stockholders, four Class II Directors will be elected to our board. Each nominee identified below has been recommended to our board by the nominating and corporate governance committee for election at the annual meeting and each nominee has been nominated by our board to stand for election at the annual meeting, to hold office until our 2028 annual meeting and until his or her successor is elected and qualified. Class III Directors and Class I Directors will continue to serve as directors until our 2026 and 2027 annual meetings, respectively, and until their respective successors are duly elected and qualify. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.
It is contemplated that all the nominees will stand for election. Should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee recommended by the board of directors.
In an uncontested election, each nominee for director will be elected only if he or she receives the affirmative vote of a majority of the total votes cast “for” and “against” for such nominee. As set forth in our corporate governance guidelines, any nominee for director who is an incumbent director but who is not elected by the vote required in the Bylaws, and with respect to whom no successor has been elected, is required to promptly tender his offer to resign to the board for its consideration. The nominating committee will recommend to the board whether to accept the offer to resign. No later than the next regularly scheduled board meeting to be held at least ten days after the date of the election, the board will decide whether to accept such offer and promptly and publicly disclose its decision. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. If the resignation is accepted, the board will either leave such position vacant, reduce the size of the board or elect another individual to serve in place of the resigning director. The nominating committee and the board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
The following table sets forth information concerning the directors who (i) are nominees for election at this year’s annual meeting of stockholders and (ii) whose terms are not expiring. The biographies of several directors refer to certain of our affiliates (i.e., One Liberty Properties, Inc. (“One Liberty”), Majestic Properties Management Corp. (“Majestic”), Gould Investors L.P. (“Gould Investors”), and Georgetown Partners LLC (“Georgetown”)). For further information about these affiliates, see “Certain Relationships and Related Transactions.”
Nominees for Election as Directors

Name	Class	Term to Expire at Annual Meeting in
Matthew J. Gould	II	2028
Louis C. Grassi	II	2028
Israel Rosenzweig	II	2028
Jeffrey Rubin	II	2028

Directors Whose Terms are not Expiring

Name	Class	Term to Expire at Annual Meeting in
Carol Cicero	III	2026
Fredric H. Gould	III	2026
Gary Hurand	III	2026
Elie Y. Weiss	III	2026
Alan Ginsburg	I	2027
Jeffrey A. Gould	I	2027
Jonathan H. Simon	I	2027

Nominees for Election Directors

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Matthew J. Gould 65 years
Director since 2001 and Senior Vice President since 1993; from 1989 through 1999, President, from 1999 through 2011, Director and Senior Vice President, from 2011 through 2013, Vice Chairman, and since 2013, Chairman of the Board of Directors of One Liberty; from 1996 through 2012, President, and since 2013, Chairman of the Board/Manager of Georgetown. Since 2019, Chief Executive Officer of Rainbow MJ Advisors, which manages real estate loans and investments in the cannabis industry, since 2024, a Director of Evelo Biosciences, Inc., which is engaged in commercial activities in such industry, and since 2022, a Director of MJ Real Estate Investment Trust, a private REIT that acquires interests in, or originates loans secured by, real estate assets operated by state licensed cannabis operators. He brings to the board his more than 40 years of real estate experience as an executive in the real estate industry with expertise in evaluating, managing, financing, acquiring and selling various types of properties.

Louis C. Grassi 69 years
Director since 2003; Since 2023, CEO and Managing Director of Grassi Advisory Group, Inc, a firm engaged in providing consulting services to businesses and individuals; From 1980 through 2023, Managing Partner of Grassi & Co. CPAs, P.C., a national firm providing tax and accounting services; Director of Flushing Financial Corp. since 1998 and serves as chairman of its audit committee. Mr. Grassi has been involved for more than 28 years in accounting and auditing issues and has extensive management and leadership in the private and public company environment. His knowledge of financial and accounting matters and his experience as a director and member of the audit committee of a publicly traded financial institution provides him with the accounting and governance background and the skill needed to serve as the chairman and financial expert of our audit committee and as a member of our nominating committee.

Israel Rosenzweig 77 years
Chairman of the Board since 2013, Director and Vice Chairman of the Board from 2012 through 2013, and Senior Vice President from 1998 through 2012; Vice President of Georgetown since 1997; Senior Vice President of One Liberty since 1989. His experience as a lending officer at a major financial institution, his knowledge and experience in business, finance and accounting matters and his more than 34 years of experience in the real estate industry provides our board with an experienced and knowledgeable chairman.

Jeffrey Rubin 57 years
Director since 2004 and independent lead director since 2023; since 2009, President and CEO of The JR Group, which provides consulting services to the electronic payment processing industry; since 2023, CEO of Excel Payments, a

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations provider of credit card processing services to merchants throughout the United States; since 2008, Chief Executive Officer of Summit Processing Group LLC and since 2023, Partner at Finance ERC LLC, both of which provide financial products to businesses; President and Chief Executive Officer of Premier Payments, a provider of credit card processing services for merchants throughout the United States, from 2012 until its sale in 2015; President and director of Newtek Business Services, Inc., a provider of business services and financial products to small and medium sized businesses, from 1999 to 2008. Mr. Rubin’s experiences as the president and director of a public company and in business and financial matters contribute to his ability to serve as the chairman of our compensation committee and as our independent lead director.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MATTHEW J. GOULD, LOUIS C. GRASSI, ISRAEL ROSENZWEIG AND JEFFREY RUBIN.

Continuing Directors

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Carol Cicero 65 years
Director since January 2022; from 2014 through 2021, Group Vice President and from 2000 through 2013, Area Vice President of RAM Partners, LLC, a full service real estate management firm that provides property management services (including services for several of our multi-family properties); from 2013 through 2014, director of asset management at Arenda Capital Management, a real estate focused private investment firm. Ms. Cicero’s more than 30 years of multi-family property management experience provides our board with an in-depth understanding of the day-to-day challenges in operating multi-family properties.

Alan H. Ginsburg 86 Years
Director since 2006; since 1987, Chief Executive Officer of The CED Companies, a private company which develops, builds and manages multi-family apartment communities. He brings to our board his expertise and in-depth knowledge of the multi-family property industry garnered through more than 35 years as chief executive officer of a multi-family real estate developer/manager.

Fredric H. Gould 90 Years
Director since 1983 and Chairman of our Board from 1984 through 2013; Chairman of the Board of Directors from 1989 to 2013, Vice Chairman of the Board since 2013, Chief Executive Officer from 2005 to 2007, and President from 2005 to 2006 of One Liberty; Chairman of the Board of Georgetown from 1997 to 2012 and director from 2013 through 2021; Director of EastGroup Properties, Inc., from 1998 through 2019. Mr. Gould brings to our board his knowledge of our company and his knowledge and experience in business, finance, real estate, tax, and accounting matters gained from his more than 50 years of experience in the real estate and finance industries, as the chief executive officer of publicly traded real estate companies, as a director of four REITs, and a director and a member of the loan committee of two savings and loan associations.

Jeffrey A. Gould 59 years
Director since 1997, Chief Executive Officer since 2002, President since 1996 and Chief Operating Officer from 1996 to 2001; since 1999, Senior Vice President and director of One Liberty; since 1996, Senior Vice President of, and since 2013, Director/ Manager of Georgetown. He is the son of Fredric H. Gould and brother of Matthew J. Gould. He brings to our board his broad range of real experience, including experience with respect to real estate lending, management, acquisitions and dispositions, and his 22 years and 28 years of service as our Chief Executive Officer and President, respectively.

Gary Hurand 78 Years
Director since 1990; since 1987, President of Management Diversified, Inc., a real property management and development company; Director of Citizens Republic Bancorp Inc. and predecessor from 1990 through 2013. He is the father-in-law of Elie Y. Weiss. Mr. Hurand’s extensive experience in commercial real estate and in business operations, and as a former director and member of the audit committee of a publicly traded financial institution, provides our board with a knowledgeable and experienced chair of its nominating committee and member of the audit committee.

Jonathan H. Simon 59 Years
Director since 2006; since 1994, President and Chief Executive Officer of The Simon Development Group and predecessors, a private company which develops, owns and manages a diverse portfolio of residential, retail and commercial real estate, primarily in New York City. He brings to our board his more than 30 years of experience in the real estate industry.

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Elie Y. Weiss 52 years
Director since 2007; engaged in real estate development since 1997; since 2007, Mr. Weiss has served as CEO of Five Forty Real Estate, a family office that manages various investments, and since 2017, he has been a principal at PCP Flow (f/k/a Ponsky Capital Partners), a real estate private equity sponsor at which he is chair of the investment committee; from 1997 to 2007, Executive Vice President of Robert Stark Enterprises, Inc., a company engaged in the development and management of retail, office and multi-family residential properties; President of Real Estate for American Greetings from 2013 to 2017. Mr. Weiss brings to our board his real estate and entrepreneurial business experiences.

HIGHLIGHTS OF OUR COMPENSATION PROGRAM AND GOVERNANCE PRACTICES
The following features of our executive compensation and corporate governance programs are evidence of our commitment to good corporate governance and compensation practices—we encourage you to read the more detailed information set forth herein:

WHAT WE DO
✔
Use rigorous performance goals. None of the RSUs awarded to our executive officers in 2022, 2023 and 2024, would have vested as of December 31, 2024, demonstrating the rigorous conditions established for our equity incentive awards.

✔
Emphasize equity awards as a significant portion of the performance/incentive component of compensation. The grant date fair value of long-term equity awards (i.e., the restricted stock awarded in 2025 for 2024 performance) and equity incentive awards (i.e., the RSUs awarded in 2024; the long-term equity awards and equity incentive awards are referred to collectively as the “Equity Awards”) accounted for 30%, 34% and 41% of the performance/incentive-based comportment of compensation awarded to our senior full-time executive officers: Jeffrey A. Gould, our Chief Executive Officer and President, Mitchell Gould, our Executive Vice President, and George Zweier, our Chief Financial Officer, respectively, for 2024.

✔
Equity awards as a significant component of annual base compensation. In 2024, the grant date fair value of Equity Awards, as a percentage of base annual compensation (i.e., salary, cash bonus and the grant date fair value of the Equity Awards), was 30%, 37% and 42% for Jeffrey A. Gould, Mitchell Gould and George Zweier, respectively.

✔
Mitigate undue risk in compensation programs. The executive compensation program includes features that reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of longer-term value.

✔	Balance of short-term and long-term incentives. Our incentive programs provide an appropriate balance between shorter and longer-term incentives.

✔	Capped equity award payouts. The number of shares that can be earned under our long-term equity incentive program are capped.

✔	Independent compensation committee. Our compensation committee is comprised entirely of independent directors and it oversees risks with respect to our compensation practices.

✔	Clawback policy. We are entitled to recoup compensation or cause the forfeiture of compensation as more fully described under “Governance of Our Company — Clawbacks.”

✔
Stock ownership guidelines. All of our named executive officers and non-management directors own a meaningful amount of our stock as required by these guidelines — see “Governance of Our Company — Stock Ownership Guidelines.”

✔
Diversity; Responsiveness to Stockholders’ Corporate Governance Comments. We are responsive to comments and concerns raised by our stockholders. In response to comments raised by stockholders regarding (i) the appointment of an independent lead director, in 2023 we appointed Jeffrey Rubin to serve in such position and (ii) board diversity, in 2022 we appointed Carol Cicero, a highly-qualified woman, to serve as a director.

WHAT WE DON’T DO
✘	No employment agreements. None of our officers have employment agreements. Employment of all of our full-time executive officers is “at will.”

✘
No severance arrangements. There are no severance or similar arrangements for our executive officers, other than accelerated vesting of shares of restricted stock and RSUs upon the occurrence of specified events (i.e, death, disability, retirement or change of control).

✘	No golden parachute tax gross-ups. There are no excise tax gross ups or similar arrangements for our executive officers.

✘	No dividends on unearned equity incentive awards. No dividends are paid on the RSUs until the underlying shares are earned.

✘
No hedging. We prohibit our directors, officers, employees and others from engaging in short sales involving our shares or hedging transactions — see “Governance of Our Company — Policy Prohibiting Hedging of our Securities.”

✘	No multi-year or guaranteed bonuses or equity grants. We do not pay guaranteed bonuses to anyone and currently have no guaranteed commitments to grant any equity-based awards.

✘
No costly defined benefit pension or supplemental retirement plans. We do not provide costly retirement benefits to our executive officers that reward longevity rather than contributions to our performance.

EXECUTIVE COMPENSATION
General
We describe below our compensation objectives and policies as applied to the compensation provided by us in 2024 to the “named executive officers” identified below under “ – Named Executive Officers”. This discussion focuses on the information contained in the compensation tables that appear in this proxy statement but also describes our historic compensation structure and practices to enhance an understanding of our executive compensation program.
Smaller Reporting Company
We are a “smaller reporting company”, and as such, we are permitted to disclose executive and other compensation information in accordance with the requirements of Items 402(l) – (r) of Regulation S-K (the “Smaller Company Reporting Requirements”). Pursuant to these provisions, among other things, we are generally only required to provide compensation information with respect to our chief executive officer (i.e., Jeffrey A. Gould), the next two highest paid executive officers who were serving in such capacity at year-end (i.e., David W. Kalish and Mitchell Gould), and up to two additional executives for whom disclosure would have been required had they been serving as an executive officer at year-end (i.e., Ryan Baltimore), and are not required to provide certain tabular data (e.g., the “Grant of Plan Based Awards Table” and the “Option Exercises and Stock Vested Table”). To the extent we disclose more information than is required to be disclosed by the Smaller Company Reporting Requirements (and we disclaim any obligation to disclose such additional information now and in the future), we view such additional information as supplemental, and provide it in the possibility that some stockholders or other readers of this document may find it of interest. The supplemental information we provide is not as extensive as, and may not correspond to, the information required to be provided by larger companies or companies that are not eligible to use the smaller company or other similar scaled reporting frameworks.
Background
We use the following compensation structure with respect to the compensation paid by us to our executive officers:
•
executive officers who devote all, or substantially all, their business time to our affairs are compensated directly by us. These executive officers are generally involved on a full-time basis in our multi-family property activities, management of our other real estate assets, and/or financial reporting;

•
executive officers who devote their time to us on a part-time basis, whose basic annual compensation (base salary, bonus, if any, and perquisites, if any, paid by the affiliate of ours that is such officer’s principal employer (e.g., Gould Investors), is allocated to us under a shared services agreement based upon the estimated time each devotes to our business activities compared to the estimated time each devotes to the other parties to the shared services agreement. These executive officers perform services for us related primarily to legal, accounting, insurance and tax matters, corporate governance, SEC and New York Stock Exchange reporting and other regulatory matters, and consult with our executives and employees in areas involving multi-family property acquisitions, dispositions and financings, property management, and capital raising. These executive officers may also be compensated by us for their provision of the Services. See “Certain Relationships and Related Transactions.”; and

•
executive officers who devote their time to us on a part-time basis, who are compensated for the Services, but do not receive basic annual compensation from us and whose basic annual compensation is not allocated to us under the shared services agreement. Matthew J. Gould is our only executive officer who fit into this category in 2024.

Substantially all of our full-time and part-time executive officers and other employees, including employees of “affiliates” of ours who perform services for us on a part-time basis, receive Equity Awards approved by the compensation committee. We refer to certain entities as “affiliates” of ours because such entities share with us certain executive personnel and/or ownership. The use of such term does not constitute an acknowledgement that such entities are affiliates (as such term is used in the Securities Act of 1933, as amended, or the Exchange Act) of ours or of one another.

Named Executive Officers
Pursuant to the Smaller Company Reporting Requirements, our named executive officers for 2024 are Jeffrey A. Gould, President and Chief Executive Officer; Ryan Baltimore, who resigned as our Chief Operating Officer in December 2024; David W. Kalish, our Senior Vice President-Finance; and Mitchell Gould, our Executive Vice President. Messrs. J. Gould, Baltimore, and M. Gould performed services for us on a full-time basis, and Mr. D. Kalish devoted time to us on a part-time, as-needed basis.
In addition, as noted above under “ – Smaller Reporting Company”, we are, on a supplemental basis, providing information regarding George Zweier, our Chief Financial Officer, who devotes time to us on a full-time basis, and Isaac Kalish, Senior Vice President, who devotes time to our affairs on a part-time, as needed, basis. Except as otherwise provided or the context otherwise requires, for ease of reference, we refer to Jeffrey A. Gould, Mitchell Gould, Ryan Baltimore, David Kalish, I. Kalish and George Zweier, collectively as “named executive officers”.
The Role of Say-on-Pay
In reviewing our compensation practices and determinations and in approving compensation for 2024, the compensation committee was aware of the results of our June 2023 “say-on-pay” vote in which approximately 98% of the shares that voted on such proposal voted to approve our executive compensation determinations and practices. The compensation committee viewed such results as supportive of our compensation practices and determinations.
Objectives of our Executive Compensation Program
The principal objectives of our compensation program for full-time executive officers are to: (a) retain highly experienced officers who have worked together for a long time and contribute to our success, (b) motivate these officers to contribute to the achievement of our success, (c) ensure that the total compensation paid to such officers is fair and competitive both internally (i.e., within our company), and externally (i.e., with respect to our peers), and (d) align the interests of these executives and our stockholders. The compensation committee believes that relying on these objectives permits us to retain and motivate these officers.
With respect to senior executive officers whose compensation is allocated to us under the shared services agreement (i.e., part-time officers) it is our objective that each of these officers receives compensation which, as allocated to us, is reasonable for the services they perform on our behalf, and that these executives provide us with sufficient time and attention to meet our needs and to perform their duties on our behalf. The compensation committee believes that:
•
our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to fully meet our needs and perform their duties effectively; and

•
using part-time executive officers pursuant to the shared services agreement enables us to benefit from access to, and the services of, a group of senior executives with experience and knowledge in real estate acquisitions and dispositions, real estate management, finance (including mortgage financing), banking, legal (including SEC reporting), accounting and tax matters that an organization our size could not otherwise afford.

Compensation Setting Process
Full-Time Executive Officers
We determine compensation for our full-time named executive officers on a case-by-case basis and our compensation decisions include subjective determinations. We do not use formal quantitative performance targets to determine compensation, except with respect to RSUs which are equity based incentive awards that vest upon the satisfaction of market and/or performance based conditions. Base salaries are determined immediately preceding the year in which such salaries are to be paid, cash bonuses, which are paid after taking into account the Performance Criteria (as described in the following paragraph) are determined at the end of the year in which services are rendered and paid in the following year, restricted stock is awarded for service in a particular year and granted in the following the year and RSUs are granted in June/July of each year as an additional three-year performance incentive.

In considering base compensation and bonuses, we assess an individual’s performance, which assessment is highly subjective, and our overall performance for the preceding year including, without limitation, the progress of our business in general, our multi-family property acquisition and disposition activities, our revenues, results of operations, funds from operations, adjusted funds from operations, total stockholder return, gains on property sales, the management of our real estate portfolio and subjective considerations (collectively, the “Performance Criteria”). The weight assigned to any particular element of the Performance Criteria changes over time, and varies based on, among other things, subjective factors and the officer’s specific responsibilities.
Part-Time Executive Officers
Shared Services Agreement
The annual base compensation of our part-time executive officers to be paid in the aggregate by one or more of the entities which are parties to the shared services agreement is generally determined by the senior officers (including one or more of Fredric H. Gould, Jeffrey A. Gould and Matthew J. Gould) of the entities which are parties to such agreement. Our audit committee reviews the allocations made under the shared services agreement to determine that the allocations have been made in accordance with the terms of this agreement and its conclusions are reported to the board. See “Certain Relationships and Related Transactions.”
Services
Several of our part-time executive officers and a management director perform Services on our behalf. The term “Services” refers to the following: participating in our property analysis and approval process, property disposition consultation and review, developing and maintaining banking and financing relationships, providing investment advice, and long-term planning and consulting with our executives and employees in other aspects of our business, as required. Our Chief Executive Officer, in connection with other senior executive officers and a management director, recommends to the compensation and/or audit committee(s) and such committee determines the compensation to be paid for performing the Services.
Components of Executive Compensation
The principal elements of our compensation program for our full-time executive officers in 2024 were:
•	base salaries;
•
annual cash bonuses, which are available only to full-time executive officers and are provided in the form of a cash payment (and to the extent part-time executive officers are awarded cash bonuses by any of our affiliates that are party to the shared services agreement, our share of such bonuses is allocated to us pursuant to such agreement (see “Certain Relationships and Related Transactions—Related Party Transactions”);

•	compensation paid to part-time executive officers in connection with their performance of the Services;
•	long-term equity in the form of restricted stock and long-term equity awards in the form of RSUs; and
•
special benefits and perquisites (i.e., contributions to defined contribution plan, additional disability insurance, long term care insurance, payment of education benefits and an automobile allowance (including insurance, maintenance and repairs)).

In determining 2024 compensation, the compensation committee did not have a specific allocation goal between cash and equity-based compensation.
Base Salary
Full-Time Executive Officers
Base salary is the basic, least variable form of compensation for the job an executive officer performs and provides each full-time executive officer with a guaranteed annual income. Base salaries of executive officers compensated by us directly are generally targeted to be competitive with the salaries paid to executives performing substantially similar functions at other REITs with a market capitalization similar to ours, taking into consideration the region in which our executive officers are located. Any increase in base salary is determined on a case-by-case basis, is not based upon a structured formula and is based upon, among other considerations, (i) such executive’s current base salary, (ii) the recommendation of the Chief Executive Officer and other senior executive officers, (iii) our performance in the preceding year (e.g., acquisition, disposition and financing activities, revenues, net income, funds from operations, adjusted funds from operations, stock price performance, dividends and any one or more of the foregoing), (iv) the individual’s performance, (v) years of service, (vi) job responsibilities, and (vii) subjective factors.
Part-Time Executive Officers
Their annual base salaries are allocated to the entities which are parties to the shared services agreement, including us, based on the estimated time devoted by them to each entity that is a party to such agreement.
Bonus
Full-Time Executive Officers
We provide the opportunity for our full-time executive officers to earn an annual cash bonus. We provide this opportunity both to reward these individuals for past performance and to motivate and retain talented people. We recognize that annual bonuses are almost universally provided by other companies with which we might compete for talent. Annual cash bonuses for our executive officers (including the three named executive officers who devote substantially all of their business time to our affairs) are determined on an individual basis taking into account the Performance Criteria. These determinations are highly subjective.
Part-Time Executive Officers
Their bonuses are allocated in the same manner as their base salaries are allocated as described above under “— Part-Time Executive Officers.”
Services
The individuals performing Services, all of whom are our senior officers and/or management directors, are: Fredric H. Gould, Matthew J. Gould, David Kalish, Isaac Kalish, Israel Rosenzweig, Steven Rosenzweig and Mark H. Lundy. See “Certain Relationships and Related Transactions.”
Long-Term Equity and Long-Term Equity Incentive Awards
We provide the opportunity for our full-time and part-time executive officers to receive long-term equity (i.e., restricted stock) and long-term equity incentive awards (i.e., RSUs). These compensation programs are designed to recognize responsibilities, reward performance, retain our executive officers, motivate future performance and align the interests of our executive officers with our stockholders’ interests. The compensation committee reviews annually management’s recommendations for long-term equity awards for all our officers, directors and employees and makes determinations with respect to the grant of such awards. In making these determinations, the compensation committee considers the factors it considers relevant, including our performance and an individual’s performance. Existing ownership levels are not a factor in award determinations.
As we have in prior years, in 2024, we adopted a long-term pay-for-performance equity incentive program (the “2024 Performance Plan”) pursuant to which we issued to 17 individuals, including all our named executive officers, RSUs exchangeable for up to an aggregate of 215,325 shares of common stock. Generally, these RSUs vest if and to the extent pre-established market or performance conditions are met for the three-years ending June 30, 2027. Further, the awards tied to market performance are subject to increase or decrease, which we refer to as the “peer group adjustment”, based upon our market performance compared to the market performance of a peer group. Finally, recipients are entitled to an amount equal to the cumulative dividends that would have been paid on the shares underlying the RSUs that vest had the shares been outstanding during the performance cycle (the “RSU Dividend Equivalents”). See “ — Grant of Plan Based Awards During 2024” for further information. We use RSUs as an element of our long-term equity incentive compensation program with the expectation that in light of the three-year vesting period and the need to satisfy market and/or financial performance conditions, these awards will further align the interests of our executive officers with our stockholders and reward long-term market and financial performance.

The conditions that must be satisfied to earn the performance-based compensation are tied to the achievement of rigorous, sustained performance and/or market goals – as further described below, 50% of the award is based on adjusted funds from operation (“AFFO”) and 50% on total stockholder return (“TSR”), in each case as calculated pursuant to the applicable award agreement. The specific goals and the other material terms and conditions of the 2024 Performance Plan are as follows:

Long–Term Equity Incentive Awards Performance Criteria	Weight	Minimum Performance Criteria	Target Performance Criteria	Maximum Performance Criteria
Adjusted Funds from Operations (AFFO)	50%	Compounded annual growth rate of 4%	Compounded annual growth rate of 6%	Compounded annual growth rate of 8%
Total Stockholder Return (TSR)	50%(1)	Compounded annual growth rate of 5%	Compounded annual growth rate of 8%	Compounded annual growth rate of 11% or greater

(1)	Does not give effect to the increase or decrease in the number of shares subject to the award as a result of the peer group adjustment.
None of the RSUs awarded to our executive officers in 2022, 2023 and 2024, would have vested as of December 31, 2024, demonstrating the rigorous conditions established for our equity incentive awards. See Note 11 of our consolidated financial statements included in our Annual Report and “— Grant of Plan Based Awards During 2024” for a more extensive description of the metrics applicable to the 2024 Performance Plan.
We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSUs. We generally grant on an annual basis, restricted stock awards which vest after five years of service and RSUs that vest after three years subject to the satisfaction of market and/or performance conditions. The compensation committee generally believes restricted stock awards and RSUs are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of the five-year cliff vesting requirement and because before vesting, dividends are paid on restricted stock as an additional element of compensation. Executive officers also realize value upon the vesting of the restricted stock, with the value potentially increasing during the five-year vesting period if our stock price increases. RSUs provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock and RSUs align the interests of our officers with our stockholders and, because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive than option grants.
Generally, our grants of restricted stock are made in January of each year in recognition of services provided for the prior year and the RSUs are granted in June/July of each year. We do not have a formal policy on timing these grants in connection with the release of material non-public information and in view of, among other things, the three-year and five-year cliff vesting requirements with respect to RSUs and restricted stock awards, respectively, we do not believe such a formal policy is necessary.
Executive Benefits and Perquisites
We provide our executive officers and our employees with a competitive benefits and perquisites program. For 2024, the executive benefits and perquisites we provided to executive officers generally accounted for a small percentage of the compensation provided by, or allocated to, us for our executive officers. In addition to the benefits and perquisites provided to all our full-time employees, we provided to certain of our full-time executive officers an automobile allowance (including payments for automobile maintenance and repairs), the payment of college tuition expense and the payment of premiums for additional disability insurance and/or long-term care insurance. The cost of the executive benefits and perquisites provided to our part-time executive officers, which benefits are similar to those provided to our full-time executive officers, is allocated among us and the other entities pursuant to the shared services agreement.
Employment and Severance Agreements; Post-Employment Benefits; Change of Control
None of our named executive officers has employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our Board.
We do not provide for any post-employment benefits to our named executive officers other than their entitlement to the benefits payable pursuant to our defined contribution pension plan and, as described below and under “ — Potential Payments Upon Termination or Change-in-Control,” the accelerated vesting of our restricted stock awards and RSUs. Set forth below is a summary of the accelerated vesting provisions with respect to our RSUs and restricted stock awards:
Accelerated Vesting of RSUs
Upon the occurrence of a:
•
DDR Event (as described below), these RSUs vest proportionally (i.e., if the participant retires one-year into the three-year performance cycle, they only get 1/3 of the award) if and to the extent the performance metrics are met at the end of the three-year cycle, and

•
Change of control (as described below) these RSUs vest proportionately (based on the time elapsed) if the change takes place during the first half of the performance cycle and thereafter, vest in full.

Accelerated Vesting of Restricted Stock Awards
Generally, a person’s restricted stock award will vest fully in the event of such person’s death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment), or retirement (having reached the age of 65 and worked for us for at least ten consecutive years; death, disability and retirement referred to collectively as a “DDR Event”) or in the event of a change of control in our company.
Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the “beneficial owner” of securities representing 20% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our Board, other than changes approved by incumbent directors.
Chairman of the Board’s Compensation
For each of 2023 and 2024, our Chairman of the Board earned fees of $282,225, and in 2025, he will earn a fee of $282,225. Our Chairman does not receive any additional direct compensation from us, other than fees for the Services and Equity Awards. Our Chairman also receives compensation from one or more other entities that are parties to the shared services agreement. For additional information regarding payments to our Chairman, see “Certain Relationships and Related Transactions.”
Analysis
Base Salary, Bonus and Equity Awards
Full-Time Named Executive Officers
In accordance with the compensation setting process described above, base salary, cash bonuses and equity awards were approved for our full-time named executive officers for the periods indicated (Mr. Baltimore is excluded as he was not a named executive officer in 2023 and he is no longer employed by us):

	Base Salary			Cash Bonus			Equity Grants
	2024 ($)	2023 ($)	% Change	2024 ($)(2)	2023 ($)(2)	% Change	2024 ($)(3)	2023 ($)(4)	Change
Jeffrey A. Gould(1)	978,194	931,109	5.1	325,000	300,000	8.3	555,305	576,106	(3.6)
Mitchell Gould(1)	470,818	467,224	0.8	55,100	55,100	—	265,722	315,247	(17.7)
George Zweier(1)	385,981	361,294	6.8	40,174	37,900	6.0	302,145	322,667	(6.4)

(1)	Messrs. Jeffrey Gould, Mitchell Gould and George Zweier’s base salaries for 2025 are $1,018,678, $373,779 and $405,579, respectively.
(2)	Reflects the cash bonuses paid in recognition of performance for such year, which are paid in the following year.
(3)
Represents the aggregate grant date fair value of shares of the (i) restricted stock granted in 2025 for 2024 performance and (ii) RSUs granted in 2024. Messrs. J. Gould, M. Gould and Zweier’s were granted (i) in 2025, for 2024 performance, 15,322, 6,960, and 9,100 shares of restricted stock, respectively, and (ii) in 2024, without giving effect to the additional shares potentially issuable pursuant to the peer group adjustment, RSU’s to acquire 21,000, 10,500 and 10,500 shares of common stock, respectively.

(4)
Represents the aggregate grant date fair value of the (i) shares of restricted stock granted in 2024 for 2023 performance and (ii) RSUs granted in 2023. Messrs. J. Gould, M. Gould and Zweier were granted (i) in 2024, for 2023 performance, 14,200, 8,900 and 8,400 shares of restricted stock, respectively, and (ii) in 2023, without giving effect to the additional shares potentially issuable pursuant to the peer group adjustment, RSU’s to acquire 21,000, 10,500 and 10,500 shares of common stock, respectively.

In determining 2024 base salaries, the compensation committee determined in late 2023, that increases in base salaries for Messrs. J. Gould and Zweier were appropriate in recognition of their performance in 2023 and as a general cost of living increase. Mr. M. Gould’s base salary increased slightly as the compensation committee believed that his compensation level was appropriate.
In determining in late 2024, the cash bonuses to be paid in early 2025 to these executive officers for their 2024 performance, the compensation committee determined, based on subjective factors, that increases in bonuses (from the bonuses that were provided for performance in 2023) for Messrs. J. Gould and Zweier were appropriate, and that an increase in Mr. M. Gould’s bonus was not needed to further incentivize or reward performance.
Part-Time Named Executive Officers
David W. Kalish, Senior Vice President-Finance, and Isaac Kalish, Senior Vice President, have overall responsibility for implementation and enforcement of our internal controls, perform oversight and guidance in connection with our annual audit and our quarterly reports, performs oversight and guidance related to tax matters, including REIT compliance, are involved in banking relationships, are members of our investment and disclosure control and procedures committees and participate in the preparation and review of our disclosures under the Exchange Act.
Long-Term Equity and Equity Incentive Awards
We believe that our equity incentive and long-term equity compensation programs, using RSUs that vest after three years subject to the satisfaction of market or performance-based conditions, and restricted stock awards with five-year cliff vesting, provide an appropriate incentive for our executive officers and are a beneficial retention tool. In determining the awards to be granted to the named executive officers, the compensation committee took into account our performance in 2023, the responsibilities and performance of each named executive officer and the committee’s desire to emphasize equity-based awards as a significant component of total compensation for our full-time named executive officers while minimizing stockholder dilution.
We believe the cumulative effect of the restricted stock awards and RSUs is not overly dilutive and has created significant incentives for our officers and employees. We intend to continue to award restricted stock and RSUs as we believe such awards (i) align management’s interests and goals with stockholders’ interests and goals and (ii) are an excellent motivator and employee retention tool.
In granting Equity Awards, we place greater emphasis on the quantity of shares awarded rather than their grant date accounting value. We believe this is appropriate because the (i) grant date accounting value may never be realized as these shares vest after several years and with respect to RSUs, only vest to the extent that specified conditions are satisfied and (ii) anticipated dividends (including dividend equivalent rights), payable with respect to these awards are a more important retention feature than the unknown market value of the shares several years in the future.
Perquisites
The perquisites we provide to our executive officers, which are in addition to the benefits we provide to all our employees, generally account for a small percentage of the compensation paid by us to or allocated to us for our executive officers. We believe that such perquisites are appropriate.
Fees for Services
The aggregate fee paid to seven individuals for Services in 2024 was $1,618,248. See “Certain Relationships and Related Transactions.”

Summary Compensation Table
The following table discloses the compensation paid and accrued for services rendered in all capacities to us for our named executive officers for each of the three years ended December 31, 2024:

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(1)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Jeffrey A. Gould President and CEO	2024	978,194	325,000	555,486	69,347(7)	1,928,027
	2023	931,109	300,000	587,616	64,166	1,882,891
	2022	886,471	300,000	672,629	65,134	1,924,234
George Zweier Vice President and CFO	2024	385,921	40,174	312,358	56,565(8)	795,078
	2023	361,294	37,900	318,684	55,055	772,933
	2022	344,236	37,900	354,823	51,305	788,264
Mitchell Gould Executive Vice President	2024	470,818	55,100	304,938	59,885(9)	890,741
	2023	467,224	55,100	328,274	120,947	971,545
	2022	467,851	55,100	365,448	115,275	1,003,674
David Kalish Senior Vice President, Finance	2024	282,209	—	377,270	272,955(10)	932,434
	2023	272,629	—	388,982	261,473	923,084
	2022	249,026	—	441,976	262,227	953,229
Isaac Kalish Senior Vice President	2024	119,492	—	384,338	359,350(11)	863,180
	2023	122,858	—	375,213	356,360	854,431
	2022	127,947		416,291	326,759	870,997
Ryan Baltimore(12)	2024	278,679	30,000	352,703	762,964	1,424,346

(1)
The salary and bonus for each of Jeffrey A. Gould, George Zweier and Mitchell Gould is paid directly by us. David W. Kalish and Isaac Kalish do not receive salary or bonus directly from us but receive an annual salary and bonus from Gould Investors and related companies; a portion of David Kalish and Isaac Kalish’s salary and bonus are allocated to us pursuant to the shared services agreement. See “—Compensation Setting Process—Part-time Executive Officers.” The amount of salary and bonus that is allocated to us is set forth under the “Salary” column in the Summary Compensation Table. See “Certain Relationships and Related Transactions” for a discussion of additional compensation paid by affiliated entities to Messrs. Jeffrey A. Gould, D. Kalish and I. Kalish.

(2)
The annual base salaries in 2025 for each of Jeffrey A. Gould, George Zweier and Mitchell Gould are $1,018,678, $405,579 and $373,779, respectively. Mitchell Gould’s salary for 2025 reflects that he will only be working four days per week.

(3)
The table sets forth the year in which the bonus was earned, not the year it was paid. The bonus for 2024, 2023 and 2022 reflects our performance and the performance of our named executive officers for such years and was paid in January 2025, 2024 and 2023, respectively.

(4)
Represents restricted stock and RSUs granted in 2024, 2023, and 2022 at the grant date fair value of such awards calculated in accordance with Item 402 of Regulation S-K and ASC Topic 718. Assumes that the maximum number of shares subject to RSUs will vest and does not give effect to the additional shares potentially issuable pursuant to the peer group adjustment. These amounts do not correspond to the actual values that will be realized by the named executives. Grant date fair value assumptions are consistent with those disclosed in Note 10 — Stockholders’ Equity, in the consolidated financial statements included in our Annual Report. See “— Grant of Plan Based Awards During 2024” for additional information. On January 13, 2025, we granted Jeffrey A. Gould, George Zweier, Mitchell Gould, David W. Kalish and Isaac Kalish, 15,322, 9,100, 6,960, 9,263, and 10,000 shares of restricted stock, respectively, with a grant date fair value of $17.02 per share.

(5)
We maintain a tax qualified defined contribution plan for all of our full-time officers and full and part-time employees, and entities which are parties with us to a shared services agreement (including Gould Investors) maintain substantially similar defined contribution plans for their officers and employees. We make an annual contribution to the plan for each officer and employee whose base salary is paid directly by us (and entities which are parties to the shared services agreement make annual contributions to their respective plans for their respective employees, which amounts are allocated to the parties to the shared service agreement in accordance with its terms) equal to 15% of such person’s annual earnings, not to exceed $51,750, for any person in 2024. The estimated amount payable as of December 31, 2024 to Jeffrey A. Gould, George Zweier and Mitchell Gould pursuant to this plan upon termination of their employment is $4.9, million, $2.1 million, and $2.4 million, respectively. The method of payment upon termination of employment is determined solely by the participant who may elect a lump sum payment, the purchase of an annuity or a rollover into an individual retirement account.

(6)	Excludes dividends and dividend equivalents paid or payable on stock and similar awards as such amounts are reflected in the grant date fair value of such awards.
(7)
Includes our contribution of $51,750, paid for his benefit to our defined contribution plan and perquisites totaling $17,597, of which $5,389 represents an automobile allowance, $4,236 represents a premium paid for additional disability insurance, and $7,972 represents a premium paid for long-term care insurance.

(8)	Includes our contribution of $51,750, paid for his benefit to our defined contribution plan and a $4,815 automobile allowance.
(9)	Includes our contribution of $51,750, paid for his benefit to our defined contribution plan and a $8,135 automobile allowance.

(10)
Includes $257,688, for the Services, our contribution of $11,958, paid for his benefit to the Gould Investors defined contribution plan, and perquisites of $3,309, of which $2,191, and $1,118, represent our share of the amounts incurred by Gould Investors for insurance benefits and an automobile allowance respectively. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement. In 2025 he is to be paid $271,860 for the Services.

(11)
Includes $330,256 for the Services, our contribution of $19,478 paid for his benefit to the Gould Investors Defined Contribution Plan, and perquisites of $9,619 of which $3,437, $823 and $5,356 represents our share of the amounts increased incurred by Gould Investors for insurance benefits, an automobile allowance and an education benefit respectively. In 2025, he is to be paid $351,028 for the Services. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement.

(12)
Ryan Baltimore, our former chief operating officer, resigned in December 2024. In connection therewith, we accelerated the vesting of 38,475 shares subject to restricted stock awards, representing 75% of his unvested restricted stock awards, and the remaining 12,825 shares subject to such awards were forfeited. The value of the accelerated awards on the date he resigned was $702,938, which is included in “All Other Compensation.” He forfeited his RSUs exchangeable for 12,656 shares of common stock, representing all of his RSUs.

Grants of Plan-Based Awards
The table below discloses the grants of plan-based awards during 2024 to our named executive officers. The restricted stock awards, which are referred to in such table as “RS”, was issued pursuant to our 2022 Incentive Plan and the restricted stock units, which are referred to in the table as “RSUs”, were issued pursuant to our 2024 Incentive Plan.
Restricted Stock
Vesting of the restricted stock occurs, with certain exceptions, subject to the continuation of an employment, consulting or similar relationship with us through 2029. Upon vesting, each restricted stock award entitles the recipient to one share of common stock. Holders of restricted stock are entitled to the dividends paid on, and to vote, their shares.
RSUs
Vesting of the RSUs occurs, with certain exceptions, subject to the continuation of an employment, consulting or similar relationship with us through 2027, upon the satisfaction of benchmarks related to the compounded annual growth rate from 2024 through 2027 in (i) total stockholder return (as calculated pursuant to the applicable award agreement), which awards are referred to in the table below as “RSU-TSR” and (ii) adjusted funds from operations (as presented in our filings with the SEC), which awards are referred to in the table below as “RSU-AFFO.” Generally, we compute adjusted funds from operations, or AFFO, by adjusting funds from operations, or FFO (as FFO is calculated in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance), for loss on extinguishment of debt, our straight-line rent accruals, restricted stock and RSU compensation expense, fair value adjustment of mortgage debt, gain on insurance recovery, insurance recovery from casualty loss and deferred mortgage and debt costs (including, in each case as applicable, from our share from our unconsolidated joint ventures).
The RSU – TSR awards are subject to an increase or decrease, which we refer to as the peer group adjustment, depending on our performance relative to a peer group (i.e., the FTSE Nareit Equity Apartment Index (as calculated pursuant to the applicable award agreement)). Specifically, if the compounded annual growth rate in total stockholder return during the performance cycle is in the (i) top quartile of our peer group, the recipient is entitled to additional RSUs equal to 25% of the RSU-TSR awards that vest at the applicable threshold, target and maximum levels and (ii) in the bottom quartile of the peer group, the recipient will forfeit 25% of the RSU-TSR awards that vest at the applicable threshold, target and maximum levels. The additional shares potentially issuable pursuant to the peer group adjustment are not reflected in the table below.

Each RSU is coupled with a dividend equivalent right entitling the holder to an amount in cash equal to the aggregate amount of cash dividends that would have been paid in respect of the shares underlying such RSUs, if and to the extent such RSU vest, had such shares been outstanding during the performance cycle applicable to such RSU.

	Estimated Future Payouts under Equity Incentive Plan Awards:(#)
Name	Grant Date	Grant Type	Threshold(1)	Target(2)	Maximum(3)	All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
Jeffrey A. Gould	1/11/24	RS	—	—	—	14,068	260,961
	7/16/24	RSU-TSR	2,625	5,250	10,500	—	99,330
	7/16/24	RSU-AFFO	2,625	5,250	10,500	—	195,195
George Zweier	1/11/24	RS	—	—	—	8,900	165,095
	7/16/24	RSU-TSR	1,313	2,625	5,250	—	49,665
	7/16/24	RSU-AFFO	1,313	2,625	5,250	—	97,598
Mitchell Gould	1/11/24	RS	—	—	—	8,500	157,675
	7/16/24	RSU-TSR	1,313	2,625	5,250	—	49,665
	7/16/24	RSU-AFFO	1,313	2,625	5,250	—	97,598
David W. Kalish	1/11/24	RS	—	—	—	8,619	159,882
	7/16/24	RSU-TSR	1,938	3,875	7,750	—	73,315
	7/16/24	RSU-AFFO	1,938	3,875	7,750	—	144,073
Isaac Kalish	1/11/24	RS	—	—	—	9,000	166,950
	7/16/24	RSU-TSR	1,938	3,875	7,750	—	73,315
	7/16/24	RSU-AFFO	1,938	3,875	7,750	—	144,073
Ryan Baltimore(5)	1/11/24	RS	—	—	—	9,000	166,950
	7/16/24	RSU-TSR	1,500	3,000	6,000	—	56,760
	7/16/24	RSU-AFFO	1,500	3,000	6,000	—	111,540

(1)	To achieve the threshold award, a compounded annual growth rate of 5% and 4% is required during the Performance Cycle with respect to the RSU-TSR awards and RSU-AFFO awards, respectively.
(2)	To achieve the target award, a compounded annual growth rate of 8% and 6% is required during the Performance Cycle with respect to the RSU-TSR awards and RSU-AFFO awards, respectively.
(3)	To achieve the maximum award, a compounded annual growth rate of 11% and 8% is required during the Performance Cycle with respect to the RSU-TSR awards and RSU-AFFO awards, respectively.
(4)
The per share grant date fair value of the: (a) restricted stock is $18.55, and (b) RSU – TSR and RSU – AFFO awards are $9.46 and $18.59, respectively. These amounts do not correspond to the actual values that will be realized by the executives. The aggregate grant date fair value for the RSU-AFFO awards gives effect to management’s assessment of the probable outcome as to whether, and the extent to which, the RSU-AFFOs will vest. The values for the RSUs assume that (i) the maximum number of such units vest, and (ii) do not reflect the impact of the peer group adjustment.

(5)	See footnote 12 to Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End
The following table discloses the number and value (based on the closing price per common share of common stock of $18.03 on December 31, 2024) of the outstanding equity awards at December 31, 2024 for our named executive officers:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Shares Subject to RSUs That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Share, That Have Not Vested ($)(1)
Jeffrey A. Gould(2)	85,996	1,550,508	71,476	1,288,708
George Zweier(3)	49,450	891,584	35,197	634,606
Mitchell Gould(4)	53,850	970,916	35,197	634,606
David W. Kalish(5)	53,428	963,307	52,764	951,339
Isaac Kalish(6)	56,100	1,011,483	47,533	857,020
Ryan Baltimore(7)	—	—	—	—

(1)
Reflects the maximum number of shares subject to RSUs (including the additional shares potentially issuable as a result of the peer group adjustment) scheduled to vest in 2025, 2026 and 2027 upon the satisfaction of market and/or performance based conditions.

(2)
In January 2025 and 2026, June 2026, and January 2027, 2028 and 2029, restricted stock awards with respect to 14,320, 14,320, 14,800, 14,282, 14,206 and 14,068 shares, respectively, are scheduled to vest. In June 2025, 2026 and 2027, subject to the satisfaction of specified conditions, a maximum (including the peer group adjustment) of 24,226 shares, 23,625 shares and 23,625 shares, respectively, subject to RSUs are scheduled to vest.

(3)
In January 2025 and 2026, June 2026, and January 2027, 2028 and 2029, restricted stock awards with respect to 7,500, 8,250, 8,000, 8,400, 8,400 and 8,900, respectively, are scheduled to vest. In June 2025, 2026 and 2027, subject to the satisfaction of specified conditions, a maximum (including the peer group adjustment) of 11,572 shares, 11,813 shares and 11,813 shares, respectively, subject to RSUs are scheduled to vest.

(4)
In January 2025 and 2026, June 2026, and January 2027, 2028 and 2029, restricted stock awards with respect to 10,000, 8,750, 8,800 8,900, 8,900 and 8,500 shares, respectively, are scheduled to vest. In June 2025, 2026 and 2027, subject to the satisfaction of specified conditions, a maximum (including the peer group adjustment) of 11,572 shares, 11,813 shares and 11,813 shares, respectively, subject to RSUs are scheduled to vest.

(5)
In January 2025 and 2026, June 2026, and January 2027, 2028 and 2029, restricted stock awards with respect to 7,421, 7,864, 13,400, 7,971, 8,153 and 8,619 shares, respectively, are scheduled to vest. In June 2025, 2026 and 2027, subject to the satisfaction of specified conditions, a maximum (including the peer group adjustment) of 17,890 shares, 17,438 shares and 17,438 shares, respectively, subject to RSUs are scheduled to vest.

(6)
In January 2025 and 2026, June 2026, and January 2027, 2028 and 2029, restricted stock awards with respect to 8,900, 8,900, 11,400, 8,900, 9,000 and 9,000 shares, respectively, are scheduled to vest. In June 2025, 2026 and 2027, subject to the satisfaction of specified conditions, a maximum (including the peer group adjustment) of 14,909 shares, 15,188 shares and 17,437 shares, respectively, subject to RSUs are scheduled to vest.

(7)	See footnote 12 to the Summary Compensation Table.

Option Exercises and Stock Vested
The following table discloses information with respect to the shares of restricted stock and shares underlying RSUs that vested in 2024:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Jeffrey A. Gould	27,326	483,805
George Zweier	14,121	249,788
Mitchell Gould	17,621	314,608
David W. Kalish	17,544	306,776
Isaac Kalish	17,697	312,631
Ryan Baltimore	52,796	966,049

(1)
Includes 12,952, 6,821, 6,821, 10,544, 8,788 and 6,821 shares underlying RSUs for Messrs. J. Gould, Zweier, Mitchell Gould, D. Kalish, I. Kalish and Ryan Baltimore, respectively, that vested upon achieving specified levels of compounded growth in total stockholder return and AFFO. (i.e., 26.1% of the TSR and the Additional TSR Units vested and 100% of the AFFO Units vested).

(2)
Reflects the aggregate market value of the shares that vested as of the applicable vesting date. The closing market price of a share of our common stock on the vesting date of the (a) restricted stock awards was $18.52 and (b) RSUs was $16.80. Reflects the maximum number of shares subject to RSUs (including the additional shares potentially issuable as a result of the peer group adjustment) scheduled to vest in 2025, 2026 and 2027 upon the satisfaction of market and/or performance based conditions.

Potential Payments Upon Termination or Change-in-Control
We do not provide for any post-employment benefits to our named executive officers other than their entitlement to the benefits payable pursuant to our defined contribution pension plan and the accelerated vesting of our restricted stock awards and RSUs as a result of death, disability, retirement, or a change of control. See “ — Employment and Severance Agreements; Post Employment Benefits; Change of Control.” The following table sets forth the value (based on the closing price of our stock on December 31, 2024 of $18.03 per share) of equity awards held by our named executive officers (other than Mr. Baltimore who resigned in December 2024) that would have vested upon a DDR Event or a change in control as of December 31:

	Upon Death, Disability or Retirement		Upon a Change of Control
Name	Restricted Stock ($)	RSUs ($)(2)	Restricted Stock ($)	RSUs ($)(2)
Jeffrey A. Gould	1,550,508	288,381	1,550,508	320,609
George Zweier	891,584	140,582	891,584	155,978
Mitchell Gould	970,915	140,582	970,915	155,978
David W. Kalish(1)	963,307	212,886	963,307	236,680
Isaac Kalish	1,011,483	183,944	1,011,483	203,775

(1)
Because Mr. Kalish is over 65 and has satisfied the period of service requirement, upon his retirement (i) a pro rata portion of his RSUs granted in 2022, 2023 and 2024 would vest in 2026, 2027 and 2028, respectively, as and to the extent the performance conditions are satisfied as of the end of the measurement period and (ii) all of the restricted stock would vest. The market value of his restricted stock and RSUs are reflected in the applicable column.

(2)
Assumes that the target performance criteria is achieved and that there is no peer group adjustment. See “—Components of Executive Compensation—Long-Term Equity and Long-Term Equity Incentive Awards” and “—Outstanding Equity Awards at Fiscal Year End” and note 9 of our consolidated financial statements included in the Annual Report.

Our incentive plans generally provide, among other things, that if any payment or benefit that a participant in such plan would otherwise receive from us constitutes a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and as a result would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payment will either (i) be reduced to an amount equal to the largest portion of such payment that would result in no portion of such payment (after reduction) being subject to the Excise Tax or (ii) not be reduced, whichever approach, after taking into account all applicable taxes (including the Excise Tax), results in such participant’s receipt, on an after-tax basis, of the greatest amount of such payment.

PAY RATIO
We provide below a reasonable estimate of the relationship of the annual total compensation of Jeffrey A. Gould, our Chief Executive Officer and President, to the median annual total compensation of our employees (other than the CEO). For 2024:
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $1,928,027;
•	the median annual total compensation of all our employees (other than our CEO) was $479,795; and
•	our CEO’s annual total compensation was 4.02 times that of the median of the annual total compensation of all our employees (other than our CEO).
In calculating this estimate, we included as our employees as of the December 31, 2024 measurement date, only those individuals to whom we are required by the Code to issue a Form W-2. We identified our median employee by calculating our employees’ total annual compensation in the same manner that the CEO’s total annual compensation is calculated for the Summary Compensation Table.
Companies adopt a variety of methodologies and apply various assumptions in presenting this ratio. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report.

PAY VERSUS PERFORMANCE
The following table sets forth information concerning the compensation of Jeffrey A. Gould, our principal executive officer (“PEO”), and our other named executive officers (i.e., Mitchell Gould, David W. Kalish, Ryan Baltimore (for 2024 only), Isaac Kalish (for 2024 only), Matthew J. Gould (for 2022 and 2023 only) and George Zweier, collectively referred to as the “NEOs”) and our financial and market performance for each indicated year:

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO(1) ($)	Average Summary Compensation Table Total for NEOs ($)	Average Compensation Actually Paid to NEOs(2) ($)	Value of Initial Fixed $100 Investment Based On:	Net Income (millions) ($)
					Total Stockholder Return ($)
2024	1,928,027	1,686,779	981,156	609,920	88.05	(9.8)
2023	1,882,891	1,319,498	883,300	563,173	85.67	3.9
2022	1,924,234	1,471,371	918,263	598,520	85.73	50.0

(1)	See Note 6 to the Summary Compensation Table for information regarding the treatment of dividends and dividend equivalents payable on stock and similar awards.
(2)
Represents the amount of “compensation actually paid” to Jeffrey A. Gould, as computed in accordance with SEC requirements. Such amounts do not reflect the actual amount of compensation earned by or paid to Mr. Gould. See table immediately below for a reconciliation showing how “compensation actually paid” was calculated.

(3)
Represents the average amount of “compensation actually paid” to the NEOs as a group as computed in accordance with SEC requirements. Such amounts do not reflect the actual average amount of compensation earned by or paid to these NEOs as a group. See “– Compensation of NEOs.”

In accordance with SEC requirements, the following adjustments were made to Jeffrey A. Gould’s total compensation for the applicable year to determine the “compensation actually paid”:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($)	Equity Award Adjustments ($)	Compensation Actually Paid to PEO ($)
2024	1,928,027	(555,486)	314,238	1,686,779
2023	1,882,891	(587,616)	24,223	1,319,498
2022	1,924,234	(672,629)	219,766	1,471,371

The table below sets forth the manner in which Equity Award Adjustments in the immediately preceding table were calculated (see footnotes (1) – (6) below for the assumptions made in the valuations that differ materially from those disclosed as of the grant date of such equity awards:

Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2024	359,801(1)	72,238(2)	(117,801)(3)	314,238
2023	386,940(4)	(351,343)(5)	(11,374)	24,223
2022	617,198(6)	(388,124)(7)	(9,308)	219,766

(1)	With respect to the 2024 RSU-AFFO awards, assumes that none of such awards would have vested at year-end 2024.
(2)	With respect to the 2023 and 2022 RSU-AFFO awards, assumes that as of year-end 2024 that none of such awards would vest.
(3)	With respect to the 2021 RSU-AFFO awards which vested in 2024, assumes that as of year-end 2023 100% of such awards would vest, of which 100% actually vested in 2024.
(4)	With respect to the 2023 RSU-AFFO awards, assumes that none of such awards would have vested at year-end 2023.
(5)
With respect to the (A) 2022 RSU-AFFO awards, assumes that as of year-end (i) 2023, none of such awards would have vested and (ii) 2022, 99.65% of such awards would have vested and (B) the 2021 RSU-AFFO awards, assumes that 100% of such awards would have vested at the 2023 and 2022 year-end.

(6)	With respect to 2022 RSU-AFFO awards, assumes that 99.65 % of such awards will vest at year-end 2023.
(7)	With respect to the 2021 RSU-AFFO awards, assumes that 100% of such awards would vest at each of year-end 2023 and 2022.

Compensation of NEOs
In accordance with SEC requirements, the following adjustments were made to average total compensation for the NEOs for each year to determine the “compensation actually paid” to this group:

Year	Average Reported Summary Compensation Table Total for NEOs ($)	Average Reported Value of Equity Awards ($)	Total Average Equity Award Adjustments ($)(1)	Average Compensation Actually Paid to NEOs ($)
2024	981,156	(486,909)	115,673	609,920
2023	883,300	(341,054)	20,927	563,173
2022	918,263	(458,719)	138,976	598,520

(1)
Although the vesting of David Kalish’s restricted stock would accelerate upon his retirement, as he has not retired, and consistent with the disclosure elsewhere in this proxy statement (except as otherwise indicated), we have not accelerated the vesting of such awards.

The table below sets forth the manner in which Average Equity Award Adjustments in the immediately preceding table were calculated:

Year	Average Year End Fair Value of Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Average Equity Award Adjustments ($)
2024	178,851	25,855	(89,033)	115,673
2023	268,410	(239,337)	(8,146)	20,927
2022	420,955	(275,059)	(6,920)	138,976

Relationship between TSR and Net Income to Compensation Actually Paid
The following charts show the relationship of the compensation actually paid to our CEO and the average compensation actually paid to our NEOs to our cumulative total stockholder return (i.e., TSR) and net income for the periods indicated (TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends, if any, were reinvested):

Compensation Actually Paid versus Cumulative TSR
$1,800,000
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Compensation Actually Paid
$100.00
$90.00
$80.00
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
Value of Fixed $100 Investment
$85.73
$85.67
$88.05
$1,471,371
$598,520
$1,319,498
$563,173
$1,686,779
$609,920
2022
2023
2024
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
BRT TSR

Compensation Actually Paid versus Net Income (Loss)
Compensation Actually Paid
$1,800,000
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Net Income ($millions)
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
$(10.0)
$(20.0)
$50.0
$3.9
($9.8)
$1,471,371
$598,520
$1,319,498
$563,173
$1,686,779
$609,920
2022
2023
2024
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Net Income ($millions)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Information Regarding Certain of our Affiliates
One Liberty is a real estate investment trust listed on the New York Stock Exchange that owns primarily a portfolio of net-leased industrial properties. Majestic, which is wholly-owned by Fredric H. Gould, provides real property management services, real estate brokerage, and construction supervision services for us and affiliated entities, as well as companies that are non-affiliated entities. Gould Investors is a limited partnership that owns and operates a diversified real estate portfolio and invests in other companies active in the real estate and finance industries. As of March 18, 2025, Gould Investors beneficially owns approximately 20.4% of our outstanding shares of common stock. Georgetown Partners is the managing general partner of Gould Investors. Matthew J. Gould and Jeffrey Gould may be deemed, directly or indirectly, to control Georgetown Partners and Gould Investors.
Introduction
Israel Rosenzweig, Chairman of our Board, is a Senior Vice President of One Liberty and a Senior Vice President of the managing general partner of Gould Investors. He is the father of Steven Rosenzweig, our Senior Vice President – Legal, and an executive officer of the managing general partner of Gould Investors, and Alon Rosenzweig, our employee. Fredric H. Gould, a director, is Vice Chairman of the Board of Directors of One Liberty and the sole owner of Majestic. He is the father of Jeffrey A. Gould and Matthew J. Gould. Jeffrey A. Gould, our President, Chief Executive Officer and a director, is a Senior Vice President and a director of One Liberty, a Senior Vice President of Majestic, shares control of the managing general partner of Gould Investors, and is the father of Ryan Gould, our employee. Matthew J. Gould, our Senior Vice President and a director, is the Chairman of the Board of Directors of One Liberty, shares control of the managing general partner of Gould Investors, and is a Senior Vice President of Majestic. Each of David W. Kalish, Isaac Kalish and Mark H. Lundy, are executive officers of ours, One Liberty, o Majestic and of the managing general partner of Gould Investors. David W. Kalish is the father of Isaac Kalish.
Related Party Transactions
Our 2023 and 2024 Equity Awards and Equity Incentive Awards
The grant date fair value of the equity awards (i.e., restricted stock and RSUs) granted to our executive officers (other than our named executive officers) and certain related parties in 2023 and 2024, respectively, are as follows: Fredric H. Gould— $474,843 and $422,884; Steven Rosenzweig— $236,824 and $264,920; Mark H. Lundy—$385,000 and $352,981; Israel Rosenzweig— $207,076 and $86,366; and Matthew Gould— $587,616 and $555,486. The grant date fair value of these awards was calculated in the manner described in note 4 of the Summary Compensation Table. These amounts reflect our accounting expense for these awards and do not correspond to the actual value, if, any that may be realized by these individuals.
Services
For performing Services in 2023 and 2024, the following executive officers and/or directors received, and it is anticipated will receive for performing Services in 2025, respectively, the compensation indicated: Fredric H. Gould, $210,000, $210,000 and $210,000; Matthew Gould $278,018, $291,919 and $307,974; Steven Rosenzweig, $334,415, $374,293 and $398,699; Isaac Kalish, $311,561, $330,225 and $351,028; Israel Rosenzweig, $53,840, $43,840 and $43,840; and Mark H. Lundy, $110,250, $110,250 and $115,763. See “Executive Compensation—General” and, for information regarding named executive officers compensated for performing Services, see “Executive Compensation—Summary Compensation Table.”
Shared Services Agreement
We and certain related entities, including Gould Investors, One Liberty Properties, and Majestic Property, occupy common office space and share certain services and personnel in common. The allocation of these general and administrative expenses among these entities is computed in accordance with a shared services agreement based on the estimated time devoted by executive, administrative and clerical personnel to the affairs of each participating entity to such agreement. In 2023 and 2024, the amount of general and administrative expenses allocated to us represents approximately 22.3% and 22.0%, respectively, of the total expenses allocated to all entities which are parties to the shared services agreement. Specifically, in 2023 and 2024, we paid $642,000 and $698,000, respectively, for common general and administrative expenses, including telecommunication services, computer services, bookkeeping, secretarial and other clerical services and legal and accounting services. Other than the executive officers identified in the Summary Compensation Table, Isaac Kalish and Steven Rosenzweig were the only executive officers engaged by us on a part-time basis in 2023 and 2024 whose salary, bonus and benefits allocated to us in either of such years exceeded $120,000. The amounts allocated to us in 2023 and 2024 for the services of Isaac Kalish were $122,858 and $119,492, respectively and Steven Rosenzweig were $236,698 and $180,859, respectively.
We obtain certain insurance (primarily property insurance) with Gould Investors and its affiliates and in 2023 and 2024, we reimbursed Gould Investors $22,000 and $28,000, respectively, for our share of insurance premiums.
Majestic
In 2023 and 2024, we paid Majestic Property fees of $42,000 and $37,000, respectively, representing, in the aggregate, less than 1% of the revenues of Majestic for each such period.
Miscellaneous
Alon Rosenzweig received compensation of $661,663 and $684,934 in 2023 and 2024, respectively (including $242,939 and $260,800 in base salary for 2023 and 2024, respectively, bonuses of $35,000 and $38,000 for 2023 and 2024, respectively, which were paid in 2024 and 2025, respectively, $328,274 and $312,358 for 2023 and 2024, representing the grant date fair value of awards of Equity Awards granted for service in 2023 and 2024, respectively, and perquisites of $55,450 and $57,860 for 2023 and 2024, respectively (including $49,500 and $51,750 of contributions to a defined contribution plan for 2023 and 2024, respectively)). His annual base salary for 2025 is $276,602.
Ryan Gould, received compensation of $172,008 and $292,338 in 2023 and 2024, respectively (including $95,192 and $126,538 in base salary for 2023 and 2024, respectively and a bonus of $12,000 and $24,000 for 2023 and 2024, which was paid in 2024 and 2025, respectively) and $49,816 and $121,250 representing the grant date fair value of the Equity Awards granted for service in 2023 and 2024, respectively). His annual base salary for 2025 is $150,000.
Messrs. A. Rosenzweig and R. Gould participate in the welfare and other benefit plans generally made available to our employees.

PROPOSAL 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The audit committee and the board of directors is seeking ratification of the appointment of Ernst & Young LLP (“E&Y”), as our independent registered public accounting firm for 2025. A representative of E&Y is expected to be present at our annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
We are not required to have our stockholders ratify the selection of E&Y as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether to retain E&Y, but may, in its discretion, decide to retain such firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our interest.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.
Audit and Other Fees
The following table presents E&Y’s fees for the services in the indicated years (the amounts for 2023 have been reclassified to conform to the 2024 presentation):

	2024	2023
Audit fees(1)	$653,782	$613,500
Audit-related fees	—	—
Tax fees	19,000	18,400
All other fees	5,000	—
Total fees	$677,782	$631,900

(1)
Includes fees for the audit of our annual consolidated financial statements, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with registration statements filed with the SEC.

Pre-Approval Policy for Audit and Non-Audit Services
The audit committee annually reviews and approves the retention of our independent registered public accounting firm for each fiscal year and the audit of our financial statements for such fiscal year, including the fee associated with the audit. In addition, the audit committee approves the provision of tax related and other non-audit services. Any fees for the audit and any fees for non-audit services in excess of those approved by the audit committee must receive the prior approval of the audit committee.
Proposals for any non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the audit committee.
For 2024, the audit committee pre-approved all of the audit, tax and non-audit services rendered by our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE
The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
The role of the audit committee is to, among other things, select and engage our independent registered public accounting firm and to oversee and monitor our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is management’s responsibility to prepare financial statements in accordance with generally accepted accounting principles and for the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.
In performing its duties, the audit committee:
•
reviewed and discussed our audited consolidated financial statements (including the schedules thereto) for the year ended December 31, 2024 (the “Audited Financial Statements”) with management and E&Y;

•	discussed with E&Y the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”);
•	received from E&Y the written disclosures and the letter from E&Y regarding E&Y’s independence required by the applicable requirements of the PCAOB, and discussed with such firm its independence; and
•
based on the reviews and discussions referred to above, the audit committee recommended that the Audited Financial Statements be included in its Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Louis C. Grassi (Chairman)
Gary Hurand
Elie Y. Weiss

DELINQUENT SECTION 16(a) REPORTS
On January 22, 2024, a Form 4 was filed late with respect to transactions made by Ryan Baltimore on January 17, 2024. Elie Weiss filed an amendment to his Form 3 to report that he underreported the number of shares of BRT he owned. In March 2024, Messrs. Jeffrey A. Gould and Matthew J. Gould, who may be deemed to control Gould Investors, filed three reports approximately one week late with respect to three transactions affected by Gould Investors.
ADDITIONAL INFORMATION AND NOTICE OF INTERNET AVAILABILITY OF
PROXY MATERIALS
As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy. Our Conduct Code, corporate governance guidelines, the charters for our audit, compensation and nominating committees and certain other governance documents are available under the “Governance” tab at www.brtapartments.com.
This proxy statement (including the notice of meeting), the proxy card and our Annual Report are available at www.brtapartments.com/annualmeetingmaterials.pdf.

By order of the Board of Directors,

S. Asher Gaffney,
Corporate Secretary

April 16, 2025

0

BRT APARTMENTS CORP.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 4, 2025

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark H. Lundy and Asher Gaffney, and each of them, as proxies for the undersigned, each with the power to act without the other and with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of BRT Apartments Corp., a Maryland corporation (the "Company"), to be held on June 4, 2025 at 9:00 AM New York City time, and any adjournments or postponements thereof, and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of such meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

BRT APARTMENTS CORP.

June 4, 2025

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders are available at www.brtapartments.com/annualmeetingmaterials.pdf

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20400333300300000000 0 060425

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy, when properly executed, will be voted in the manner directed by you. If this Proxy is properly executed by you but no direction is made, this Proxy will be voted FOR all nominees named in the accompanying proxy statement and FOR proposal 2. If any nominee named in this Proxy is unable or unwilling to serve as a director, this Proxy will be voted FOR any other nominee designated by the Board of Directors. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares of common stock unless you sign, date and return this card.

The Board of Directors recommends you vote FOR each of the Director Nominees listed below

1. Election of four Class II Directors, as described more fully in the accompanying proxy statement.

NOMINEES:	FOR	AGAINST	ABSTAIN
Matthew J. Gould	☐	☐	☐
Louis C. Grassi	☐	☐	☐
Israel Rosenzweig	☐	☐	☐
Jeffrey Rubin	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.

	FOR	AGAINST	ABSTAIN
2. A proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025.	☐	☐	☐

3. **The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy and insert the date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

BRT APARTMENTS CORP.

June 4, 2025

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-201-299-4446** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM New York City time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders are available at www.brtapartments.com/annualmeetingmaterials.pdf

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone, in person or the Internet. ↓

20400333300300000000 0 060425

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy, when properly executed, will be voted in the manner directed by you. If this Proxy is properly executed by you but no direction is made, this Proxy will be voted FOR all nominees named in the accompanying proxy statement and FOR proposal 2. If any nominee named in this Proxy is unable or unwilling to serve as a director, this Proxy will be voted FOR any other nominee designated by the Board of Directors. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares of common stock unless you sign, date and return this card.

The Board of Directors recommends you vote FOR each of the Director Nominees listed below

1. Election of four Class II Directors, as described more fully in the accompanying proxy statement.

NOMINEES:	FOR	AGAINST	ABSTAIN
Matthew J. Gould	☐	☐	☐
Louis C. Grassi	☐	☐	☐
Israel Rosenzweig	☐	☐	☐
Jeffrey Rubin	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.

	FOR	AGAINST	ABSTAIN
2. A proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025.	☐	☐	☐

3. **The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy and insert the date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.